Monday September 27, 6:30 am ET

A Changing of The Guards To Lead Company Towards A New Direction

IDAHO SPRINGS, Colo.--(BUSINESS WIRE)--Sept. 27, 2004--The Board of Directors for Ten Stix, Inc. (OTCBB:TNTI - News) appoints David Keaveney as Director, President, CEO and CFO.

Mr. Keaveney replaces Thomas E. Sawyer and Tony Cranford who will both become officers and directors of Ten Stix Gaming, a wholly owned subsidiary of Ten Stix, Inc.

Sawyer comments, "For over a year Mr. Keaveney has helped Ten Stix overcome many obstacles, his insight, knowledge and contributions are an invaluable commodity." Cranford said, "Mr. Keaveney has a strong entrepreneurial background to leverage from, he brings a new found level of energy and experience to this company." Sawyer concludes, "Mr. Keaveney is a very motivated and determined individual, both Mr. Cranford and I are excited for the future of this company."

For the past seven years Mr. Keaveney functioned as a strategic business consultant mentoring senior level executives on business development, marketing, reengineering and value growth. Early in his career Mr. Keaveney was Sr. Vice President of Investments for an independent Investment Banking firm where he specialized in business structure, valuation and core competency. Throughout his career Mr. Keaveney has served as Chairman and CEO of a multimedia & marketing firm, Portfolio Manager of a private hedge fund and Managing Director/Owner of a finance & investment-consulting firm. Throughout his career Mr. Keaveney has educated private and public companies on business development, financial strategies and entrepreneurship.

This news release may include forward-looking statements within the meaning of section 27A of the United States Securities Act of 1933, as amended, and section 21E of the United States Securities and Exchange Act of 1934, as amended, with respect to achieving corporate objectives, developing additional project interests, the company's analysis of opportunities in the acquisition and development of various project interests and certain other matters. These statements are made under the "Safe Harbor" provisions of the United States Private Securities Litigation Reform Act of 1995 and involve risks and uncertainties which could cause actual results to differ materially from those in the forward-looking statements contained herein.


Contact:
     Ten Stix, Inc.
     David Keaveney, 480-419-8607